EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contact:

investors@trutankless.com

                                                                480-275-7572

Trutankless, Inc. Improves Balance Sheet

Transforms Approximately $3 Million in Debt Conversions into Equity

(PHOENIX) April 9, 2024 – PHOENIX, /PRNewswire/ -- Trutankless, Inc. (OTC: TKLS), the Company recently announced the launch of its new GEN3-series of products with design upgrades to its flagship Trutankless products. Today, the Company announces the conversion of convertible debt-to-equity by investors.

“This, and other strategic moves have reduced our future annual expenses by over $750,000.00 and are part of a plan to capitalize the company while realigning the investors to benefit from the growth of the brand.” stated CEO, Guy Newman.

About Trutankless, Inc.:

Trutankless, Inc. (OTC: TKLS) is a technology-driven developer of accessible, next-generation home automation and efficiency systems. The Company's primary products are a line of electric tankless water heaters that outperform other water heaters that are sold exclusively through to plumbing wholesale distributors and dealers. Trutankless, Inc. was founded in 2008 and is headquartered in Scottsdale, Arizona.

Please visit www.trutankless.com

Forward-Looking Statement: The statements in this press release regarding any implied or perceived benefits from the release are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, risks of the key strategic sales and distribution partners ability to sell our product, and effects of legal and administrative proceedings and governmental regulation, especially in a foreign country, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents we file from time to time with the SEC. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. There is no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results.

SOURCE Trutankless, Inc.

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